SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME: Rayliant Funds Trust

ADDRESS OF PRINCIPAL BUSINESS OFFICE:	5140 Birch Street
Suite 300
Newport, CA 92660

TELEPHONE NUMBER:	(626) 407-4581

NAME AND ADDRESS OF AGENT FOR
SERVICE OF PROCESS:	THE CORPORATION TRUST COMPANY
Corporation Trust Center
1209 Orange St.
Wilmington, DE 19801

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

[X]Yes	[ ]No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Newport Beach and State of California on this 21st day of March 2025.

Rayliant funds trust

By:	/s/ David Scott
David Scott
Trustee (sole trustee)

Attest:

By:	/s/ Robert Mai
Name:	Robert Mai
Title:	Secretary